FLIR Systems, Inc.
27700 SW Parkway Ave
Wilsonville, OR 97070
USA

1 503.498.3547
1 800.322.3731
1 503.498.3904 fax
www.flir.com

November 6, 2012

Ms. Ann Yerger
Executive Director
Council of Institutional Investors
888 17th Street NW
Washington, DC 20009-3310

Dear Ms. Yerger:

I write in response to your letter of July 31, 2012. At its recent meeting, the Board of Directors of FLIR Systems, Inc. (the "Board") determined that, in connection with the Company's 2013 Annual Meeting, it would put forth shareholder proposals that will (i) begin the process of eliminating the classification of the Board, and (ii) initiate the appropriate process to amend the Company's articles of incorporation to provide that director nominees will be elected by the affirmative vote of the majority of the votes cast at each annual meeting of shareholders.

I trust the foregoing answers your inquiry.

Sincerely,

/s/ William W. Davis

William W. Davis
Senior Vice President, General Counsel & Secretary